UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          June 29, 2020

J.W. Mays, Inc.
(Exact name of registrant as specified in its charter)

New York	1-3647	11-1059070
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9 Bond Street, Brooklyn, New York	11201-5805
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   718-624-7400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value	MAYS	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

The Company, as lessor, has entered into a lease amendment (the “Amendment”) with Marvarino’s, Inc. d/b/a Cookies Department Store, as lessee (“Cookies”) relating to space that the Company has leased to Cookies in the Company’s Nine Bond Street, Brooklyn, New York building. The Amendment is dated as of June 1, 2020 and will become effective as of June 29, 2020.

Significant items contained in the Amendment are as follows:

1) The overall rental for the space that Cookies will retain has been reduced by approximately 50%. The new Fixed Rent for the period beginning June 1, 2020 and continuing through May 31, 2025 will be $1,500,000 per year. The new Fixed Rent for the period beginning June 1, 2025 and continuing through May 31, 2030 will be $1,680,000 per year.

2) The two renewal options that had been in the lease with Cookies have been replaced by one renewal option. Cookies will have the option to renew the lease term for one five-year period beginning June 1, 2030 and continuing through May 31, 2035 at the Fixed Rent of $1,881,600 per year.

3) Cookies has surrendered the following space:

a) On or about June 20, 2020—13,200 square feet of space on the third floor; and

b) On or about August 15, 2020—49,941 square feet of space on the second floor.

Upon the surrenders of such space, Cookies will occupy as lessee 78,287 square feet of space.

The total amount of rent lost per year as a result of the lease surrenders is approximately $1,400,000. The Company has been using brokers to market the space that has been surrendered by Cookies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. W. Mays, Inc.
(Registrant)

Dated:	July 1, 2020	By: Mark Greenblatt
Mark Greenblatt
Executive Vice President
Principal Financial Officer